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               [Letterhead of Kostin, Ruffkess & Company, LLC]


            CONSENT TO INCLUDE REPORT ON STATEMENT OF OPERATIONS,
                   STOCKHOLDERS' EQUITY AND CASH FLOWS AND
                         SCHEDULES IN PROXY STATEMENT

We consent to the use in this Proxy Statement of National Properties Investment Trust relating to the Contribution and Exchange Agreement, of our report dated March 15, 1995 accompanying the statement of operations, stockholders' equity and cash flows and schedules of National Properties Investment Trust contained in such Proxy Statement, and to the use of our name, and the statements with respect to us, as appearing under the heading "Experts" in the Proxy.


KOSTIN, RUFFKESS & COMPANY, LLC

/s/ Kostin, Ruffkess & Company, LLC
-----------------------------------

West Hartford, Connecticut
December 2, 1997